Exhibit 3.2

KEMPHARM, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B-2 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE

DELAWARE GENERAL CORPORATION LAW

KEMPHARM, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on September 3, 2019:

RESOLVED, that the Board of Directors, pursuant to authority expressly vested in it by the provisions of the Amended and Restated Certificate of Incorporation (as amended or restated from time to time, the “Certificate of Incorporation”) of the Corporation, hereby authorizes the issuance of a series of Preferred Stock designated as the Series B-2 Convertible Preferred Stock, par value $0.0001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES B-2 CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Bloomberg” means Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and designated by the Corporation and the holders of a majority of the outstanding shares of Series B-2 Preferred Stock.

“Board of Directors” shall have the meaning set forth in the preamble.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(d)(iii).

“Certificate of Designation” shall mean this Certificate of Designation of Preferences, Rights and Limitations of Series B-2 Convertible Preferred Stock.

“Certificate of Incorporation” shall have the meaning set forth in the preamble.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, or if no last closing trade price is reported for such security by Bloomberg, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security that are listed or quoted on the OTC Bulletin Board, the OTCQX Market or the OTCQB Market or in the OTC Pink market of OTC Markets Group (or, in each case, any successor to such market). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value mutually determined by the Corporation and the holders of a majority of the then outstanding shares of Series B-2 Preferred Stock. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries that would entitle the holder thereof to acquire at any time Common Stock, including any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” means as of any Conversion Date or other date of determination, the greater of (A) the arithmetic average of the Volume Weighted Average Price of the Common Stock on each Trading Day during the Measurement Period; provided, that in the event that a Stock Event is consummated during the Measurement Period, the Volume Weighted Average Price for each Trading Day during the Measurement Period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event or (B) $0.9494 per share, subject to adjustment as provided herein.

“Conversion Ratio” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B-2 Preferred Stock in accordance with the terms hereof.

“Daily Failure Amount” means the product of (x) 0.005 multiplied by (y) the Closing Sale Price of the Common Stock on the applicable Share Delivery Date.

“DGCL” shall have the meaning set forth in the preamble.

“Distributions” shall have the meaning set forth in Section 5(a).

“DTC” shall have the meaning set forth in Section 6(a).

“DWAC” shall have the meaning set forth in Section 6(a).

“DWAC Delivery” shall have the meaning set forth in Section 6(a).

“Effective Date” shall have the meaning given to such term in the September 2019 Exchange Agreement and Amendment to Facility Agreement, dated as of September 3, 2019 among the Corporation, Deerfield Private Design Fund III, L.P. and Deerfield Special Situations Fund, L.P. (as may be amended, restated or otherwise modified from in accordance with its terms)

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” and “Holders” shall have the meaning given such terms in Section 2(a).

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Measurement Period” means the period of fifteen (15) consecutive Trading Days immediately preceding the Conversion Date or other applicable date of determination.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” means any individual, sole proprietorship, partnership (general or limited), limited liability company, joint venture, company, trust (statutory or common law), unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental or regulatory agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall have the meaning set forth in Section 5(a).

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Corporation.

“Series B-2 Liquidation Amount” means, with respect to each share of Series B-2 Preferred Stock, an amount equal to $0.0001.

“Series B-2 Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series B-2 Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(d)(i).

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date (which, as of September 3, 2019, is two (2) Trading Days).

“Stated Value” means $1,000.

“Stock Event” means a stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the outstanding shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares.

“Trading Day” means a day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded.

“Volume Weighted Average Price” means, for the Common Stock as of any Trading Day, the volume weighted average sale price of the Common Stock on the Principal Market as reported by Bloomberg.

Section 2. Designation, Amount and Par Value; Assignment.

a) The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series B-2 Convertible Preferred Stock (the “Series B-2 Preferred Stock”) and the number of shares so designated shall be 27,000 (which shall not be subject to increase (whether by amendment, merger, consolidation or otherwise) without the written consent of the holders of a majority of the then outstanding shares of Series B-2 Preferred Stock (each holder of any outstanding shares of Series B-2 Preferred Stock, a “Holder” and collectively, the “Holders”)) and shall be designated from the 10,000,000 shares of Preferred Stock authorized to be issued under the Certificate of Incorporation. Each share of Series B-2 Preferred Stock shall have a par value of $0.0001 per share.

b) The Corporation shall register shares of the Series B-2 Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series B-2 Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series B-2 Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series B-2 Preferred Stock in the Series B-2 Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series B-2 Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. For the avoidance of doubt, the issuance of any such new certificate shall not be deemed a new issuance of the shares evidenced thereby for purposes of the definition of “Conversion Price.” The shares of Series B-2 Preferred Stock and the rights evidenced hereby and thereby shall inure to the benefit of and be binding upon the successors and assigns of the Holder. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends.

a) Any dividends or distributions declared by the Board of Directors out of funds legally available therefor shall be distributed among the holders of Common Stock and the Series B-2 Preferred Stock on a pro rata basis based on the number of shares of Common Stock held by each such holder (determined on an as-converted to Common Stock basis based on the then-effective applicable Conversion Price, and without giving effect to the Beneficial Ownership Limitation) as of the record date fixed for determining those entitled to receive such distribution.

b) In the event the Corporation shall declare a distribution on the Common Stock payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, Common Stock Equivalents or other assets (excluding cash dividends distributed in accordance with Section 3(a)), including options or rights to purchase any such securities or evidences of indebtedness or securities convertible into any of the foregoing, then, in each such case the holders of the Series B-2 Preferred Stock shall be entitled to a proportionate share of any such distribution pursuant to this Section 3(b) as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B-2 Preferred Stock are convertible based on the then-effective applicable Conversion Price (without giving effect to the Beneficial Ownership Limitation) as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution. Notwithstanding anything herein to the contrary, (i) any distribution on the Common Stock in the form of Common Stock shall be subject to the terms of Section 7(a) and not this Section 3(b) and (ii) the conversion, exchange or exercise of any Common Stock Equivalent distributed in respect of shares of Series B-2 Preferred Stock into or for Common Stock shall be subject to the provisions of Section 6(c) hereof, as if incorporated directly in such Common Stock Equivalent, mutatis mutandis.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by the DGCL, the Series B-2 Preferred Stock shall have no voting rights. However, as long as any shares of Series B-2 Preferred Stock are outstanding, without the affirmative vote or written consent of the Holders of a majority of the then outstanding shares of the Series B-2 Preferred Stock, the Corporation shall not, directly or indirectly, whether by or through any subsidiary and whether by merger, consolidation or otherwise, (a) alter or change, directly or indirectly, the powers, preferences or rights of the Series B-2 Preferred Stock so as to affect them adversely or otherwise alter or amend this Certificate of Designation; provided that this clause (a) shall not require the affirmative vote or written consent of the Holders of a majority of the then outstanding shares of the Series B-2 Preferred Stock as to the designation or issuance of any Senior Securities, Parity Securities or Junior Securities, (b) increase the number of authorized shares of Series B-2 Preferred Stock, or (c) amend, modify or repeal any provision of the Certificate of Incorporation or the Bylaws in a manner that would adversely affect or otherwise impair the rights of the Holders pursuant to this Certificate of Designation relative to the holders of Common Stock. Notwithstanding any provision of the Certificate of Incorporation or the Corporation’s bylaws to the contrary, including Section D of Article V of the Certificate of Incorporation, any vote of the holders of Series B-2 Preferred Stock required under the terms of the DGCL, this Certificate of Designation or otherwise may be taken by written consent or electronic transmission.

Section 5. Rank; Liquidation.

a) Rank. The Series B-2 Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series B-2 Preferred Stock (“Junior Securities”); (iii) on parity with the Series A Preferred Stock, Series B-1 Preferred Stock and with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Series B-2 Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series B-2 Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (all such distributions being referred to collectively as “Distributions”).

b) Liquidation, Dissolution, or Winding Up. Subject to any superior liquidation rights of the holders of any Senior Securities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Holder shall be entitled to be paid out of the assets of the Corporation legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Series B-2 Liquidation Amount for each share of Series B-2 Preferred Stock held by such Holder, plus an amount equal to any dividends declared but unpaid thereon, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities, and thereafter the Holders of the shares of Series B-2 Preferred Stock shall share ratably in any distributions and payments of any remaining assets of the Corporation, on an as converted basis (based on the then effective Conversion Price and without giving effect to the Beneficial Ownership Limitation or any other limitations on conversion set forth herein), with the holders of Common Stock and with the holders of shares of any other class or series of capital stock of the Corporation entitled to share in such remaining assets of the Corporation on an as converted to Common Stock basis.

Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Series B-2 Preferred Stock shall be convertible, at any time and from time to time from and after the date of issuance, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) duly completed and executed. The Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with Depository Trust Corporation (“DTC”) through its Deposit/Withdrawal At Custodian (“DWAC”) system (a “DWAC Delivery”). Other than in the case of a conversion in connection with a Fundamental Transaction, the Notice of Conversion must specify at least a number of Conversion Shares equal to the lesser of (x) 1,000 shares (such number subject to appropriate adjustment following the occurrence of an event specified in Section 7(a) hereof) and (y) the number of Conversion Shares issuable upon conversion of all shares of Series B-2 Preferred Stock then held by the Holder. The “Conversion Date,” or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by electronic mail or facsimile to, and received during regular business hours by, the Corporation. The calculations and entries set forth in the Notice of Conversion shall control in the absence of verifiable or mathematical error. Shares of Series B-2 Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. The Holder shall not be required to physically surrender the certificate(s) representing the Series B-2 Preferred Stock to the Corporation until all shares of Series B-2 Preferred Stock represented by such certificate(s) have been converted in full, in which case the Holder shall surrender such certificate(s) to the Corporation for cancellation within three (3) Trading Days of the date the final Notice of Conversion is delivered to the Corporation. Execution and delivery of a Notice of Conversion with respect to a partial conversion shall have the same effect as cancellation of the original certificate(s) representing such shares of Series B-2 Preferred Stock and issuance of a certificate representing such remaining shares of Series B-2 Preferred Stock. In accordance with the preceding sentence, upon the written request of the Holder and the surrender of certificate(s) representing Series B-2 Preferred Stock, the Corporation shall, within three (3) Trading Days of such request, deliver to the Holder certificate(s) (as specified by the Holder in such request) representing such remaining Series B-2 Preferred Stock. Provided the Holder to which shares of Common Stock are to be issued represents that (i) it is not as of the Conversion Date, and for a period of three (3) months prior to the Conversion Date has not been, an “affiliate” (as such term is used in Rule 144 under the Securities Act) of the Corporation, and (ii) the shares of Series B-2 Preferred Stock being converted have not been held by such an affiliate within the six (6)-month period immediately preceding the Conversion Date, the shares of Common Stock issued upon conversion of Series B-2 Preferred Stock by such Holder will not contain or be subject to any legend or stop transfer instructions restricting the sale or transferability thereof. For the avoidance of doubt, by delivering a Notice of Conversion, a Holder shall be deemed to have made the representations contemplated by the immediately preceding sentence, unless the applicable Holder otherwise indicates in such Notice of Conversion.

b) Conversion Ratio. The “Conversion Ratio” for each share of Series B-2 Preferred Stock shall be equal to the Stated Value divided by the Conversion Price (as in effect on the applicable Conversion Date).

c) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, but subject to the last sentence of this Section 6(c), the Corporation shall not effect any conversion of the Series B-2 Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B-2 Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on the applicable Notice of Conversion, such Holder together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. Delivery of a Notice of Conversion by a Holder in respect of the conversion of Series B-2 Preferred Stock shall constitute a representation by such Holder that the issuance of shares of Common Stock in accordance with such Notice of Conversion will not cause such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission) to beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation, as determined in accordance with this Certificate of Designation. For purposes of this Section 6(a), the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B-2 Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B-2 Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise, exchange or conversion of the unexercised, unexchanged or unconverted portion of any other securities of the Corporation subject to a limitation on conversion, exchange or exercise analogous to the limitation contained herein (including any other class or series of preferred stock and warrants) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, a determination as to any “group” status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the Corporation’s most recent quarterly or annual report filed with the Commission, or any current report filed by the Corporation with the Commission subsequent thereto. Upon the written request of a Holder (which may be via electronic mail), the Corporation shall within two (2) Trading Days following such request, confirm in writing via electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common

Stock shall be determined after giving effect to any actual conversion, exchange or exercise of securities of the Corporation, including Series B-2 Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported. The “Beneficial Ownership Limitation” shall be 4.985% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon the conversion of Series B-2 Preferred Stock held by the applicable Holder.

d) Mechanics of Conversion

i. Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than the earlier of two (2) Trading Days and the number of Trading Days constituting the Standard Settlement Period after the applicable Conversion Date (such earlier date, the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series B-2 Preferred Stock or (b) in the case of a DWAC Delivery, electronically deliver such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series B-2 Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series B-2 Preferred Stock unsuccessfully tendered for conversion to the Corporation; provided that the liquidated damages described in Section 6(d)(ii) shall be payable through the date such notice of rescission is given to the Corporation.

ii. Obligation Absolute; Partial Liquidated Damages. Subject to Section 6(c) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(d)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series B-2 Preferred Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6(c) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section

6(d)(i) above, in the event a Holder shall elect to convert any or all of its Series B-2 Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series B-2 Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series B-2 Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 6(c) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(d)(i) above, issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such certificate or certificates, or electronically deliver such shares in the case of a DWAC Delivery, pursuant to Section 6(d)(i) on or prior to the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as partial liquidated damages and not as a penalty, an amount equal to the product of (x) the number of Conversion Shares issuable by the Corporation on such Share Delivery Date, (y) an amount equal to the Daily Failure Amount and (z) the number of Trading Days after the Share Delivery Date that such certificates have not been delivered, or, in the case of a DWAC Delivery, such shares have not been electronically delivered; provided that the Holder shall have no right to any such liquidated damages hereunder if the failure of the Corporation to deliver such Conversion Shares is a failure caused by incorrect or incomplete information provided by Holder to the Corporation; provided, further, that the Corporation shall notify a Holder as promptly as possible after the Corporation becomes aware of the fact that information provided by such Holder to the Corporation is incorrect or incomplete. Any such amount shall be paid on or before the fifth (5th) Trading Day of each month following a month in which such amount accrued. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein, and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iii. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a Holder a certificate or certificates representing Conversion Shares or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(d)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x)

such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions), and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series B-2 Preferred Stock equal to the number of shares of Series B-2 Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i); provided that the Holder shall have no right to any such payment under clause (A) hereof if the failure of the Corporation to deliver such Conversion Shares is a failure caused by incorrect or incomplete information provided by Holder to the Corporation; provided, further, that the Corporation shall notify a Holder as promptly as possible after the Corporation becomes aware of the fact that information provided by such Holder to the Corporation is incorrect or incomplete. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B-2 Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice within five (5) Trading Days after the occurrence of a Buy-In indicating the amounts payable to such Holder in respect of the Buy-In together with applicable confirmations and any other evidence reasonably requested by the Corporation related thereto. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series B-2 Preferred Stock as required pursuant to the terms hereof.

iv. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B-2 Preferred Stock and payment of dividends on the Series B-2 Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B-2 Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7 and without regard to the Beneficial Ownership Limitation) upon the conversion of all outstanding shares of Series B-2 Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

v. Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series B-2 Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round up to the next whole share.

vi. Taxes. The Corporation shall be responsible for paying, and the issuance of certificates for shares of the Common Stock upon conversion of the Series B-2 Preferred Stock shall be made without charge to any Holder for, any stamp, court or documentary, intangible, filing or similar taxes that may be payable in respect of the issuance or delivery thereof; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series B-2 Preferred Stock and the Corporation shall not be required to issue or deliver such certificates in a name other than that of the registered Holder(s) unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of the applicable transfer tax (if any) or shall have established to the satisfaction of the Corporation that the applicable transfer tax (if any) has been paid.

vii. Status as Preferred Stockholder. Effective as of the delivery by the Holder of the Notice of Conversion by the Holder by facsimile or electronic mail, as provided herein, subject to Section 6(c) hereof, (A) the shares of Series B-2 Preferred Stock being converted shall be deemed converted into shares of Common Stock, (B) the Holder shall be deemed the Holder or record of such applicable Conversion Shares, and (C) subject to a Holder’s right to rescind a Notice of Conversion pursuant to Section 6(d)(i), the Holder’s rights as a Holder of such converted shares of Series B-2 Preferred Stock shall cease and terminate, excepting only the right to receive certificates evidencing such shares of Common Stock, or electronic delivery of such shares in the case of DWAC Delivery, and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B-2 Preferred Stock.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series B-2 Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series B-2 Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock (or in the event that clause (D) of this Section 7(a) shall apply, shares of reclassified capital stock), outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Fundamental Transaction. If, at any time while this Series B-2 Preferred Stock is outstanding, (i) the Corporation, directly or indirectly in one or more related transactions, effects any merger or consolidation of the Corporation with or into another Person (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock outstanding immediately prior to the merger or consolidation is not exchanged for or converted into other securities, cash or other property), (ii) the Corporation, directly or indirectly in one or more related transactions, effects any sale of all or substantially all of its assets in one transaction or a series of related transactions and distributes the proceeds thereof to its stockholders, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation, directly or indirectly in one or more related transactions, effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon the effectiveness of such Fundamental Transaction, each Holder of Series B-2 Preferred Stock shall receive for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to the Beneficial Ownership Limitation), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B-2 Preferred Stock in connection with such Fundamental Transaction on the same terms and conditions as given to the holders of Common Stock. To the extent necessary to effectuate the foregoing provisions, the Corporation shall cause any successor to the Corporation or surviving entity in such Fundamental Transaction (or any direct or indirect parent entity thereof) to assume in writing all of the obligations of the Corporation under this Certificate in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance approved by the holders of a majority of the then outstanding shares of Series B-2 Preferred Stock prior to such Fundamental Transaction. The Corporation shall not have the power to enter into any agreement to which the Corporation or any of its Affiliates is a party and pursuant to which a Fundamental Transaction is effected unless such agreement shall include terms in compliance with the provisions of this Section 7(b).

c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

d) Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation or any Fundamental Transaction, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series B-2 Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at the same time any notice related to any such transaction is delivered to the holders of Common Stock, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants or Fundamental Transaction, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange or Fundamental Transaction is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8. Miscellaneous.

a) Notice. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including any Notice of Conversion, shall be in writing and delivered personally, by electronic mail (lclifton@kempharm.com), or sent by a nationally recognized overnight courier service, addressed to the Corporation, at its principal place of business, to the attention of the Chief Financial Officer of the Corporation, or such other electronic mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by confirmed electronic mail or facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the electronic mail address, facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time and date of transmission, if such notice or communication is delivered via electronic mail to the e-mail address specified in this Section 8, (ii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages on the shares of Series B-2 Preferred Stock at the time, place and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Series B-2 Preferred Stock Certificate. If a Holder’s Series B-2 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B-2 Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested.

d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein (other than Section 6(c) which cannot be waived by the Holders) and any right of the Holders of Series B-2 Preferred Stock granted hereunder may be waived as to all shares of Series B-2 Preferred Stock (and the Holders thereof) upon the affirmative vote or written consent of the Holders of not less than a majority of the then outstanding shares of Series B-2 Preferred Stock, unless a higher percentage is required by the DGCL, in which case the affirmative consent or written consent of the Holders of not less than such higher percentage shall be required.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Converted Series B-2 Preferred Stock. If any shares of Series B-2 Preferred Stock shall have been converted into shares of Common Stock or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B-2 Preferred Stock.

i) Determinations Made by Accountants. In the case of an inability of the Corporation and the holders of a majority of outstanding shares of Series B-2 Preferred Stock to reach a mutual agreement as to any arithmetic calculation hereunder, the Corporation or the Holders of a majority of the then outstanding Series B-2 Preferred Stock shall submit to the other their arithmetic calculations via electronic transmission within two (2) Trading Days of receipt, or deemed receipt, of any notice or other event giving rise to such dispute, as the case may be. If such Holder(s) and the Corporation are unable to agree upon such calculation within two (2) Trading Days after the submission of such disputed calculation, then the Corporation shall, within two (2) Trading Days thereafter, submit via electronic transmission the disputed arithmetic calculation, to an independent, reputable registered public accounting firm selected by the Corporation and approved by such Holder(s), which approval shall not be unreasonably withheld. The accountants shall perform the determinations or calculations and notify the Corporation and such Holder(s) of the results no later than five (5) Trading Days from the time it receives from the Corporation and such Holder(s) their respective calculations. Such accountants’ determination or calculation, as the case may be, shall be binding upon all parties absent verifiable error. Notwithstanding the foregoing, in the event of an inability of the Corporation and the holders of a majority of the outstanding shares of Series B-2 Preferred Stock to reach a mutual determination as to the Conversion Price as contemplated by a Notice of Conversion, if requested by a Holder submitting such Notice of Conversion, the Corporation shall issue to such Holder the Conversion Shares, if any, that are not in dispute in accordance with the terms hereof. For the avoidance of doubt, any determinations made by the accountants, as the case may be, pursuant to this Section 8(i) shall be deemed to be “facts ascertainable” outside of this Certificate of Designation within the meaning of Sections 102(d) and 151(a) of the DGCL, and shall not be deemed to be a determination in or relating to arbitration or made by an arbitrator.

j) Benefit of Holders. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

k) Interpretative Matters. Unless otherwise indicated or the context otherwise requires, (i) all references to Sections are to Sections contained in this Certificate of Designation, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Certificate of Designation in its entirety, and (d) the use of the word “including” in this Certificate of Designation shall be by way of example rather than limitation.

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RESOLVED, FURTHER, that the chief executive officer, the president, the chief financial officer or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this day of September 3, 2019.

/s/ R. LaDuane Clifton
Name:	R. LaDuane Clifton
Title:	Chief Financial Officer

ANNEX A

CONVERSION NOTICE

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF SERIES B-2 PREFERRED STOCK)

Reference is made to the Certificate of Designation of Preferences, Rights and Limitations of Series B-2 Convertible Preferred Stock (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B-2 Convertible Preferred Stock, par value $0.0001 per share and with a stated value of $1,000 per share (the “Series B-2 Preferred Stock”), of KemPharm, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s), if applicable, representing the shares of Series B-2 Preferred Stock specified below as of the date specified below.

Date of Conversion:________________________________________________________________________________

Number of shares of Series B-2 Preferred Stock to be converted: _____________________________________________

This Conversion is conditioned upon the consummation of the following transaction: ____________________________ 1

Please confirm the following information:

Conversion Price: __________________________________________________________________________________

Number of shares of Common Stock to be issued: _________________________________________________________

Please issue the shares of Common Stock in accordance with the terms of the Certificate of Designation as follows:

☐ Deposit/Withdrawal At Custodian (“DWAC”) system; or

☐ Physical Certificate

Issue to:__________________________________________________________________________________________

Address (for delivery of physical certificate): _____________________________________________________________

E-mail: ___________________________________________________________________________________________

DTC Participant Number and Name (if through DWAC): _______________________________________________________

Account Number (if through DWAC): __________________________________________________

[1]	No such condition applies if left blank.

Unless otherwise indicated below, by delivering this Conversion Notice, the undersigned represents that (i) it is not as of the date hereof (the “Conversion Date”), and for a period of three (3) months prior to the Conversion Date has not been, an “affiliate” (as such term is used in Rule 144 under the Securities Act of 1933, as amended) of the Corporation, and (ii) the shares of Series B-2 Preferred Stock being converted hereby have not been held by such an affiliate within the six (6)-month period immediately preceding the Conversion Date.

[HOLDER]